APPVION, INC.

TERMINATION PROTECTION AGREEMENT

AGREEMENT dated as of _______________, between Appvion, Inc. (the "Corporation") and ____________________________ (the "Executive"). Unless otherwise indicated, terms used herein and defined in Schedule A shall have the meanings assigned to them in Schedule A.

WHEREAS, the Corporation desires to continue to attract and retain skilled and dedicated management employees, by providing post-employment benefits in the event of certain terminations of employment; and

WHEREAS, the Corporation has employed the Executive in the capacity of ______________________________________ at Appleton, Wisconsin upon the terms and conditions currently reflected in Executive's personnel file or in various minutes of the Board of Directors; and

WHEREAS, Executive has specific duties and unique talents which are of benefit to the Corporation;

NOW, THEREFORE, it is agreed as follows:

1.Term of Agreement.

This Agreement shall become effective as of August 4, 2015 (the "Effective Date"). The Corporation may terminate this Agreement by giving the Executive at least eighteen (18) months advance written notice of termination of the Agreement. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least two (2) years following such Change of Control.

2.Notice of Termination of Employment.

The Executive agrees to give the Corporation at least two (2) months written advance notice of Executive's voluntary termination of employment, other than for Good Reason, if such termination occurs prior to a Change of Control.

3.Benefits Payable Upon Termination of Employment.

(a)General Rule.

In the event that, at any time other than within two (2) years after a Change of Control, the Corporation terminates the employment of the Executive with the Corporation other than for misconduct or Permanent Disability, or the Executive terminates employment for

Good Reason, the Executive shall receive from the Corporation, provided the Executive executes the Release described in Paragraph 3(d) below:

(i)

an annual amount, equal to the Executive's Base Salary, payable for each of the eighteen (18) months following termination of employment in equal installments at the times set forth in the Corporation's payroll policy, as in effect at the time of payment;

(ii)

if the bonus amounts for the Corporation's fiscal year ending prior to the Executive's termination date have not, prior to such termination, been paid to Corporation employees generally, an amount in cash equal to the unpaid bonuses under the Corporation's annual Executive bonus program, based on actual defined performance measures during such fiscal year;

(iii)

professional outplacement services for the Executive through a qualified service provider of the Corporation’s choice for services initiated within 90 days after termination of employment in accordance with the terms of the Corporation’s plan for a period of up to six (6) months; and

(iv)

until the earlier of (A) eighteen (18) months following the date of termination of employment; or (B) the date on which the Executive is eligible for medical benefits provided by a new employer, medical benefits similar to such benefits provided immediately prior to the termination of employment date in terms of (i) level of actual benefits provided; and (ii) level of Executive’s monetary contribution to such benefits.  Any statutory rights of the Executive to continued health coverage shall be governed by the Executive's actual date of termination and not by the expiration of the salary continuation period provided, however, that any such continued coverage shall be subject to open enrollment changes to coverage, and/or coverage substitutions, made for all employees within the applicable level of coverage.  The Corporation’s obligation under this provision shall not exceed the employer portion of the applicable premium for the Executive’s level of coverage at the date of termination of the Executive’s employment increased only pursuant to general premium increases during the eighteen (18) month coverage period.

(b)Termination Within Two (2) Years After a Change of Control.

In the event that within two (2) years after a Change of Control, the Corporation terminates the employment of the Executive, other than for misconduct or Permanent Disability, or the Executive terminates employment for Good Reason, the Executive shall receive from the Corporation:

(i)an amount in cash equal to the product of two (2), multiplied by the sum of the Executive's Base Salary and Target Bonus, within two (2) business days after such termination;

(ii)an amount in cash equal to the product of (A) Executive's Target Bonus and (B) a fraction, the numerator of which is the number of days in the Corporation's fiscal year that occurred prior to the Executive's termination of employment and the denominator of which is 365 representing a partial bonus for the year of termination, less any partial bonus related to the same fiscal year previously paid to the Executive, within two (2) business days after such termination;

(iii)if the bonus amounts for the Corporation's fiscal year ending prior to the Executive's termination date have not, prior to such termination, been paid to Corporation executives generally, an amount in cash equal to the unpaid bonuses under the Corporation's annual executive bonus program, based on actual Corporation performance during such fiscal year, within two (2) business days after such termination;

(iv)reimbursement of reasonable expenses incurred by the Executive for professional outplacement services by qualified consultants after termination of employment in accordance with the terms of the Corporation’s plan for a period of twelve (12) months; and

(v)

until the earlier of twenty-four (24) months following the date of termination of employment or the date on which the Executive is eligible for medical benefits provided by a new employer, medical benefits similar to such benefits provided immediately prior to the Change of Control in terms of (i) level of actual benefits provided; and (ii) level of Executive’s monetary contribution to such benefits.  Any statutory rights of the Executive to continued health coverage shall be governed by the Executive's actual date of termination and not by the expiration of the salary continuation period provided, however, that any such continued coverage shall be subject to open enrollment changes to coverage, and/or coverage substitutions, made for all employees within the applicable level of coverage. The Corporation’s obligation under this provision shall not exceed the employer portion of the applicable premium for the Executive’s level of coverage at the date of termination of the Executive’s employment increased only pursuant to general premium increases during the twenty-four (24) month coverage period.

(c)Termination for Misconduct.

Nothing in this Agreement shall be construed to prevent the Corporation from terminating Executive's employment under this Agreement for misconduct. Such termination shall relieve the Corporation of its obligation to make any other payments under this Agreement, except those that may be otherwise payable under then existing employee benefit plans, programs and arrangements of the Corporation.

(d)	Release of Claims.

To be eligible for and receive the benefits described in subparagraphs (a) or (b) of this Paragraph 3, Executive must, at the time of termination of employment, irrevocably execute a release form prescribed by the Corporation (“Release”), file it with the person, and within the time period, the Corporation prescribes, and the Release must be enforceable in all respects. The purpose of the Release is to release the Corporation from all claims and liability arising out of the employment relationship with the Corporation, including without limitation, claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, and all other federal, state, local or other laws, regulations or rules, whether arising from statute or the common law, or in law or equity. The Release shall be in a form that complies with regulations promulgated by the Equal Employment Opportunity Commission (“EEOC”).

4.Mitigation; Non-Compete.

(a)If the Executive's termination of employment occurs at any time other than within two (2) years after a Change of Control:

(i)

the amount of the payments under Paragraph 3(a)(i) will be reduced by the amount of any gross compensation the Executive is entitled to receive, whether or not deferred, during the eighteen (18) month period following the termination, from any other source of employment, which term, for purposes of this Agreement, includes self-employment. Provided the Executive is not in violation of the requirements of Paragraph 5 or this Paragraph 4, the reduction described in the preceding sentence will not apply during the twelve (12) month period beginning on the day following the Executive's termination of employment hereunder. As a condition to receiving the payments under Paragraph 3(a)(i), the Corporation may require certification of the Executive's employment status and the Corporation may require, in the event of the Executive's other employment, proof, in a form acceptable to the Corporation, of the Executive's rate of gross compensation from the Executive's new employer.

(ii)the Corporation's obligation to make payments under Paragraph 3(a) shall cease completely and immediately if, without its prior written consent, at any time before all such payments have been made as scheduled, the Executive shall directly or indirectly (whether as a shareholder, owner, partner, consultant, employee, or otherwise), engage in any of the "major businesses" in which the Corporation or its subsidiaries are engaged. A "major business" for this purpose is any business segment of the Corporation or any of its subsidiaries (e.g. carbonless copy paper, thermal paper, microencapsulation, or other business segments) on the date of termination of employment that produced in the last fiscal year of the Corporation which ended before the termination occurred, or is projected to produce in the fiscal year in which the termination occurs or in either of the two succeeding fiscal years after the date of termination, more than 5% of the revenues of the Corporation. For this purpose, the Executive shall be deemed not a shareholder of a company that would otherwise be a competing entity if the Executive's record and beneficial ownership of the capital stock of such company amount to not more than one (1) percent of the outstanding capital stock of any such company subject to the periodic and other reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(b)If the Executive's termination of employment occurs within two (2) years after a Change of Control, the Executive shall not be required to mitigate damages or the amount of any payment hereunder by seeking employment or otherwise, nor will any payments hereunder be subject to offset or reduction in respect of any claims which the Corporation may have against the Executive.

5.Trade Secrets.

Executive recognizes and acknowledges that the list of the Corporation’s customers and its subsidiaries’ customers, as well as other confidential information relating to the Corporation or its subsidiaries, as it may exist from time to time, is a valuable, special, and unique asset of the Corporation’s business. The Executive will not, during or after the term of Executive's employment, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provisions of this Paragraph 5, the Corporation shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, this information. The provisions of this Paragraph 5 are in supplement to, and not in derogation of, any prior agreements between the Executive and the Corporation concerning rights to inventions and/or confidential information. The Corporation will be free to pursue any other remedies as it may in its discretion deem to be appropriate under the circumstances.

6.Effect on Retirement Income, Severance and Other Benefits.

Benefits payable under Paragraph 3 hereof shall not be counted towards any retirement income benefits to which Executive may otherwise be entitled; these benefits are also in lieu of, and not in addition to, any severance or similar benefits to which the Executive may otherwise be entitled under the terms of any policy, plan or program of the Corporation. Unless expressly otherwise stated, this Agreement is not intended to deprive and does not have the effect of depriving Executive of any benefits to which the Executive may be entitled under employee benefit, disability, insurance, deferred compensation or similar plans or programs of the Corporation.

7.	Change of Control Tax Provisions.

If any payments or benefits provided to Executive in connection with a Change of Control under this Agreement (the “Payments”) constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code (the “Code”), which are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will either be (i) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such Payment, as so reduced, constitutes an excess parachute payment or (ii) delivered in full, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after tax basis, of the greatest amount of payment or benefits, notwithstanding that all or some portion of such payments or benefits may be subject to the excise tax.  The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Paragraph 7 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.  In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Paragraph 7, cash severance payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non cash benefits shall be reduced, as determined by the Corporation.

For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received by Executive in connection with a Change of Control or Executive’s termination of employment shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation’s independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i) above, and after deducting any excess parachute payments in respect of which payments have been made), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8.	Assignment.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Corporation and the Executive and their respective heirs, legal representatives, successors and assigns. If the Corporation shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such success had taken place. The provisions of this Paragraph 8 shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

9.Separability Clause.

Any provision of this Agreement which is held to be unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Taxation and Withholding.

The Executive shall be responsible for federal, state and local income taxes on the Payments due to the Executive hereunder.

Notwithstanding the provisions of Paragraph 4(b) hereof, the Corporation may, to the extent required by law, withhold applicable federal, state and local income and other taxes and other court ordered amounts from any payments due to the Executive hereunder.

11.Section 409A Compliance.    The parties intend that payments and benefits under this Agreement comply with, or remain exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(i)

A termination of employment shall mean a “separation from service” within the meaning of Section 409A and, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or benefit subject to Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A.  Any such payments and benefits shall be paid or reimbursed to Executive in a lump sum on the first business day following expiration of the delay period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii)

To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)

For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Corporation.

(iv)

To the extent that the consideration period and revocation period for any release extends over more than one tax year, all payments will be made in the later tax year following the expiration of revocation period, subject to the remaining requirements of the release.

(v)	No payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A will be subject to offset unless otherwise permitted by Section 409A.

12.Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

13.Entire Agreement.

This instrument contains the entire agreement of the parties, and supersedes any earlier agreement between them, relative to the matters described herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement, dated as of August 4, 2015.

APPVION, INC.

By:

EXECUTIVE

By:

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meaning indicated:

"Base Salary" means the greater of the Executive's annual rate of base salary in effect on the date of the Change of Control or the date on which the Executive's employment terminates, determined before any deductions for salary deferrals under a non-qualified deferred compensation plan, or Internal Revenue Code Sections 125 or 402(g).

"Change of Control" means a change in ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, as defined by the occurrence of any one of the following events:

(a)the date upon which any one person (or persons acting as a group) acquires ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b)the date upon which any one person (or persons acting as a group) acquires (during a 12-month period ending on the date of the most recent acquisition) ownership of Corporation stock constituting more than 35% of the total voting power of the stock of the Corporation;

(c)the date upon which a majority of the Board of Directors are replaced during a 12-month period, and the new appointments are not endorsed by a majority of the Board prior to the date of appointment; or

(d)the date upon which any one person (or persons acting as a group) acquires (during a 12-month period ending on the date of the most recent acquisition) assets of the Corporation having a gross fair market value of at least 40% of the total gross fair market value of all assets of the Corporation immediately prior to such acquisition.

The Compensation Committee of the Board of Directors shall certify the occurrence of a Change of Control event, provided that the occurrence of such event shall be objectively determinable and the certification decision must be ministerial in nature and not involve any discretionary authority. The definition of Change in Control shall in all events be subject to, and interpreted in a manner consistent with, Treasury Regulation §1.409A-3(i)(5).  Solely for purposes of determining whether a Change in Control has occurred, the “Corporation” shall be defined to be the “relevant corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(ii).

"Good Reason" means:

(a)	prior to a Change of Control, without the Executive's express written consent, a reduction of 25% or more of the Executive's base annual salary; or

(b)	after a Change of Control,

(i)	without the Executive’s express written consent,

(A)	a decrease in the Executive's positions, duties, responsibilities or status from those in effect immediately prior to the Change of Control; or

(B)

any removal of the Executive from, or failure to re-elect the Executive to, any of the Executive's positions immediately prior to the Effective Date, except in connection with the termination of the employment of the Executive for misconduct, as a result of the death or Permanent Disability of the Executive, or a transfer of the Executive to a comparable position, with no decrease in salary and that does not require relocation;

(ii)any failure to pay Executive's Base Salary, or any material reduction of the Executive's Base Salary or the Executive's Target Bonus in effect immediately prior to the Change of Control;

(iii)without the Executive's express written consent, the material relocation of the principal place of the Executive's employment; or

(iv)any breach of Paragraph 8 hereof (relating to assignment).

Notwithstanding anything herein to the contrary, the Executive shall provide written notice to the Corporation of any event constituting Good Reason no later than ninety (90) days following the occurrence of such event, and the Corporation shall have thirty (30) days following receipt of written notice to cure any such event.

"Notice of Disability Termination" means written notice by the Corporation which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment for reason of Permanent Disability.

"Permanent Disability" means that Executive would be entitled to receive benefits under the Corporation’s long-term disability plan then in effect; provided, however, that any termination of the Executive on account of the Executive's Permanent Disability shall be communicated by the Corporation and shall not be effective without a Notice of Disability Termination.

"Target Bonus" means that percentage of Base Salary payable for "target performance" under the Corporation's annual executive bonus program for the Corporation's fiscal year in which the

Executive's employment terminates or, if no such percentage has been established, the year prior to such termination.